As filed with the Securities and Exchange Commission on May 13, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEDFORD PROPERTY INVESTORS, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	68-0306514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

270 Lafayette Circle

Lafayette, CA 94549

(925) 283-8910

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Bedford Property Investors, Inc. Amended and Restated 2002 Directors’ Stock Plan

(Full Titles of the Plans)

Peter B. Bedford

Bedford Property Investors, Inc.

270 Lafayette Circle

Lafayette, CA 94549 (925) 283-8910

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Stephen Fackler, Esq.

Simpson Thacher & Bartlett

3330 Hillview Avenue

Palo Alto, California 94304

(650) 251-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)		Proposed Maximum Offering Price Per Share (2)			Proposed Maximum Aggregate Offering Price (2)			Total Amount of Registration Statement Fee (2)

Bedford Property Investors, Inc. Amended and Restated 2002 Directors’ Stock Plan, common stock, par value $0.02 per share	100,000 75,000	(3) (3)	$ $	27.00 27.21	(3) (3)	$ $	2,700,000 2,040,750	(3) (3)	$600.65

Deferred Compensation Obligations	Indeterminate	(4)		N/A			N/A		N/A

(1)	The securities to be registered include options and rights to acquire common stock.
(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Estimated solely for the purposes of this offering under Rule 457(h). As to 75,000 shares being registered under the Bedford Property Investors, Inc. Amended and Restated 2004 Directors’ Stock Plan (the “Plan”), the price is based on the average of the high and low price per share of the registrant’s common shares, as reported on the New York Stock Exchange on May 7, 2004. As to 100,000 shares being registered under the Plan, the price is based on the weighted average exercise price of the common shares subject to outstanding and unexercised stock options.
(4)	The Deferred Compensation Obligations are unsecured obligations of Bedford Property Investors, Inc. to satisfy deferred compensation obligations under the Plan.

The registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement (“Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of the prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we terminate the effectiveness of this Registration Statement.

The following documents filed with the SEC are hereby incorporated by reference:

(a)	Our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act, containing audited financial statements for our latest fiscal year ended December 31, 2003, filed with the SEC on March 12, 2004.

(b)	Our Current Reports on Form 8-K filed with the SEC on April 1, 2004, and April 20, 2004.

(d)	The description of our common stock, set forth in the Registrant’s registration statement of Form 8-B as filed with the Commission on July 26, 1993, under the Exchange Act.

Item 4. Description of the Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or

(b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the prescribed standard of conduct is not met. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former director or officer or (b) any director or officer who, at our request, serves another corporation or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of our predecessor or us.

We have also purchased directors and officers liability insurance that provides coverage against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15 (d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of California, on May 13, 2004.

Bedford Property Investors, Inc.

By:	/s/ Peter B. Bedford

Name:	Peter B. Bedford
Title:	Chairman of the Board and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter B. Bedford and Hanh Kihara, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this registration statement and any and all amendments to this registration statement, including post-effective amendments, and registrations filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does grant unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 13, 2004.

Signature	Title

/s/ Peter B. Bedford Peter B. Bedford	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Hanh Kihara Hanh Kihara	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Krista K. Rowland Krista K. Rowland	Vice President and Controller (Principal Accounting Officer)

/s/ Anthony Downs Anthony Downs	Director

/s/ Anthony M. Frank Anthony M. Frank	Director

/s/ Peter Linneman Peter Linneman	Director

/s/ Bowen H. McCoy Bowen H. McCoy	Director

/s/ Thomas H. Nolan Jr. Thomas H. Nolan Jr.	Director

/s/ Martin I. Zankel Martin I. Zankel	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Articles of Amendment and Restatement of Bedford Property Investors, Inc., filed on May 27, 2003, is incorporated herein by reference to Exhibit 3.1(d) to our Form 10-Q for the quarter ending June 30, 2003.

4.2	Articles Supplementary relating to the Series A Cumulative Redeemable Preferred Stock of Bedford Property Investors, Inc., filed on August 4, 2003, is incorporated herein by reference to Exhibit 3.1(e) to our Form 10-Q for the quarter ending June 30, 2003.

4.3	Second Amended and Restated Bylaws of Bedford Property Investors, Inc. are incorporated herein by reference to Exhibit 3.2(b) to our Form 10-Q for the quarter ending June 30, 2003.

4.4	Series A Cumulative Redeemable Preferred Stock Registration Rights Amendment, dated August 3, 2003, between Bedford Property Investors Inc. and RBC Dain Rauscher Inc. is incorporated herein by reference to Exhibit 4.4 to our Form 10-Q for the quarter ending June 30, 2003.

5.1	Opinion of Venable LLP

23.1	Consent of Venable LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of KPMG LLP

24	Powers of Attorney (included on signature pages to the Registration Statement)